Exhibit 99.1

Inogen Announces First Quarter 2024 Financial Results

GOLETA, Calif., – May 07, 2024 – Inogen, Inc. (Nasdaq: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced financial results for the quarter ended March 31, 2024.

“We are pleased to be off to a solid start at Inogen in 2024. Looking forward, we remain focused on positioning the business for revenue growth, improving our operating discipline to drive long-term profitability, and investing in our innovation pipeline to broaden our product portfolio,” said Kevin Smith, President and Chief Executive Officer. “The performance in the quarter reflects the quality of the team we have in place, and we will continue executing against our strategic priorities, while strengthening our market leading position. I am excited for the future of Inogen.”

First Quarter 2024 Financial Results

First quarter total revenue increased 8.1% to $78.0 million from $72.2 million in the first quarter of 2023, primarily driven by higher international and domestic business-to business sales, partially offset by lower direct-to-consumer sales and rental revenue.

Total gross margin was 44.1% in the first quarter of 2024 versus 42.6% in the comparative period in 2023. The increase was driven primarily by lower premiums paid for components, partially offset by sales channel mix.

Total operating expense for the quarter was $50.6 million compared to $52.6 million in the first quarter of 2023, representing a decrease of 3.8%.

GAAP net loss for the first quarter of 2024 was $14.6 million compared to GAAP net loss of $20.3 million in the first quarter of 2023. Adjusted net loss was $10.4 million compared to adjusted net loss of $14.5 million in the first quarter of 2023.

Adjusted EBITDA was a negative $7.6 million in the first quarter of 2024 compared to a negative $11.8 million in the first quarter of 2023.

Cash, cash equivalents and marketable securities were $119.8 million as of March 31, 2024, and no debt outstanding.

A reconciliation of adjusted EBITDA and adjusted net loss for the three months ended March 31, 2024 and 2023 are provided in the financial schedules that are a part of this press release. An explanation of these non-GAAP financial measures is also included below under the heading “Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures.”

Second Quarter 2024 Financial Outlook

For the second quarter of 2024, Inogen expects revenue to be in the range of $81 million to $84 million.

Quarterly Conference Call Information

Inogen will issue first quarter 2024 financial results after the market closes on Tuesday, May 7, 2024. On the same day, the Company will host a conference call at 2:00 pm Pacific Time / 5:00 pm Eastern Time.

Individuals interested in listening to the conference call may do so by dialing:

US domestic callers (877) 841-3961
Non-US callers (201) 689-8589

Please reference Inogen to join the call. A live audio webcast and archived recording of the conference call will be available to all interested parties through the News / Events page on the Inogen Investor Relations website. This webcast will also be archived on the website for 6 months.

A replay of the call will be available approximately three hours after the live webcast ends and will be accessible through May 14, 2024. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13745058.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Inogen

Inogen, Inc. (Nasdaq: INGN) is a leading global medical technology company offering innovative respiratory products for use in the homecare setting. Inogen supports patient respiratory care by developing, manufacturing, and marketing innovative best-in-class portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions. Inogen partners with patients, prescribers, home medical equipment providers, and distributors to make its oxygen therapy products widely available allowing patients the chance to remain ambulatory while managing the impact of their disease.

For more information, please visit www.inogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements with respect to the business positioned for revenue growth and long-term profitability, investing in the innovation pipeline, and Inogen’s second quarter 2024 revenue expectations. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks related to its announced management and organizational changes, and risks arising from the possibility that Inogen will not realize anticipated future financial performance or strategic goals. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; risks associated with international operations; and the possibility that Inogen will not realize anticipated revenue from recent or future technology acquisitions or that expenses and costs related thereto will exceed Inogen’s expectations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the period ended December 31, 2023, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three months ended March 31, 2024, and March 31, 2023. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen’s core operating results. Management uses non-GAAP measures to compare Inogen’s performance relative to forecasts and strategic plans, to benchmark Inogen’s performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Contact

ir@inogen.net

Consolidated Statements of Comprehensive Loss
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2024	2023
Revenue
Sales revenue	$63,095	$55,887
Rental revenue	14,930	16,275
Total revenue	78,025	72,162
Cost of revenue
Cost of sales revenue	35,244	33,964
Cost of rental revenue, including depreciation of $3,179 and $3,078, respectively	8,410	7,465
Total cost of revenue	43,654	41,429
Gross profit	34,371	30,733
Operating expense
Research and development	6,578	5,344
Sales and marketing	26,936	28,441
General and administrative	17,131	18,863
Total operating expense	50,645	52,648
Loss from operations	(16,274)	(21,915)
Other income (expense)
Interest income, net	1,403	1,525
Other income, net	143	237
Total other income, net	1,546	1,762
Loss before provision (benefit) for income taxes	(14,728)	(20,153)
Provision (benefit) for income taxes	(150)	196
Net loss	(14,578)	(20,349)
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(1,035)	170
Change in net unrealized gains (losses) on marketable securities	(2)	69
Total other comprehensive income (loss), net of tax	(1,037)	239
Comprehensive loss	$(15,615)	$(20,110)

Basic net loss per share attributable to common stockholders (1)	$(0.62)	$(0.88)
Diluted net loss per share attributable to common stockholders (1) (2)	$(0.62)	$(0.88)
Weighted-average number of shares used in calculating net loss per share attributable to common stockholders:
Basic common shares	23,401,598	23,009,617
Diluted common shares	23,401,598	23,009,617

(1)
Reconciliations of net loss attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.
(2)
Due to a net loss for the three months ended March 31, 2024 and March 31, 2023, diluted loss per share is the same as basic.

Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	March 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$107,444	$125,492
Marketable securities	12,361	2,979
Accounts receivable, net	40,223	42,241
Inventories, net	24,601	21,840
Income tax receivable	976	669
Prepaid expenses and other current assets	13,589	13,846
Total current assets	199,194	207,067
Property and equipment, net	49,270	50,316
Goodwill	9,834	10,057
Intangibles assets, net	32,907	34,591
Operating lease right-of-use asset	20,575	20,338
Other assets	3,819	3,825
Total assets	$315,599	$326,194
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$31,706	$30,142
Accrued payroll	10,602	11,066
Warranty reserve - current	10,095	9,628
Operating lease liability - current	3,515	3,653
Earnout liability	10,570	10,000
Deferred revenue - current	7,422	7,980
Income tax payable	—	27
Total current liabilities	73,910	72,496
Warranty reserve - noncurrent	15,435	13,850
Operating lease liability - noncurrent	18,595	18,270
Deferred revenue - noncurrent	7,613	8,227
Deferred tax liability - noncurrent	8,148	8,539
Total liabilities	123,701	121,382
Stockholders' equity
Common stock	24	23
Additional paid-in capital	323,213	320,513
Accumulated deficit	(131,527)	(116,949)
Accumulated other comprehensive income	188	1,225
Total stockholders' equity	191,898	204,812
Total liabilities and stockholders' equity	$315,599	$326,194

Condensed Consolidated Cash Flow
(unaudited)
(amounts in thousands)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(14,578)	$(20,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,265	4,086
Loss on rental units and other assets	1,162	1,099
Gain on sale of former rental assets	(38)	(21)
Provision for sales revenue returns and doubtful accounts	2,164	2,258
Provision for inventory losses	(53)	603
Stock-based compensation expense	2,416	3,442
Deferred income taxes	(201)	—
Change in fair value of earnout liability	570	—
Changes in operating assets and liabilities	(1,456)	2,581
Net cash used in operating activities	(4,749)	(6,301)
Cash flows from investing activities
Purchases of available-for-sale securities	(12,384)	(10,359)
Maturities of available-for-sale securities	3,000	—
Investment in property and equipment	(1,310)	(1,076)
Production and purchase of rental equipment	(2,820)	(5,733)
Proceeds from sale of former assets	70	58
Net cash used in investing activities	(13,444)	(17,110)
Cash flows from financing activities
Proceeds from stock options exercised	—	384
Proceeds from employee stock purchases	370	630
Payment of employment taxes related to release of restricted stock	(85)	(455)
Net cash provided by financing activities	285	559
Effect of exchange rates on cash	(140)	(25)
Net decrease in cash and cash equivalents	$(18,048)	$(22,877)

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended March 31,		Change as reported		Constant Currency Change
	2024	2023	$	%	%
Revenue by region and category
Business-to-business domestic sales	$16,519	$12,585	$3,934	31.3%	31.3%
Business-to-business international sales	26,035	18,972	7,063	37.2%	35.4%
Direct-to-consumer domestic sales	20,541	24,330	(3,789)	-15.6%	-15.6%
Direct-to-consumer domestic rentals	14,930	16,275	(1,345)	-8.3%	-8.3%
Total revenue	$78,025	$72,162	$5,863	8.1%	7.6%
Additional financial measures
Units sold	33,900	26,900
Net rental patients as of period-end	51,800	45,800

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended
	March 31,
Non-GAAP EBITDA and Adjusted EBITDA	2024	2023
Net loss (GAAP)	$(14,578)	$(20,349)
Non-GAAP adjustments:
Interest income, net	(1,403)	(1,525)
Provision (benefit) for income taxes	(150)	196
Depreciation and amortization	5,265	4,086
EBITDA (non-GAAP)	(10,866)	(17,592)
Stock-based compensation	2,416	3,442
Acquisition-related expenses	238	554
Restructuring-related and other charges (1)	—	1,809
Change in fair value of earnout liability	570	—
Adjusted EBITDA (non-GAAP)	$(7,642)	$(11,787)

	Three months ended March 31,
	Net Loss		Diluted EPS
Non-GAAP Adjusted Net Loss and Diluted EPS	2024	2023	2024	2023
Financial Results (GAAP)	$(14,578)	$(20,349)	$(0.62)	$(0.88)
Non-GAAP adjustments:
Amortization of intangibles	932	26
Stock-based compensation	2,416	3,442
Acquisition-related expenses	238	554
Restructuring-related and other charges (1)	—	1,809
Change in fair value of earnout liability	570	—
Income tax impact of adjustments (2)	—	—
Adjusted	$(10,422)	$(14,518)	$(0.45)	$(0.63)

(1)
Charges represent the costs associated with workforce reductions and associated costs and other restructuring-related activities.
(2)
Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 0% for 2024 and 2023.